EXHIBIT 10.29

June 8, 2006

Bradford Weller, Esq.

P.O. Box 1828

17963 Via De Fortuna

Rancho Santa Fe, Ca 92067

Dear Brad:

On behalf of St. Bernard Software, Inc., I am pleased to offer you the position of General Counsel, VP of Legal Affairs, and Chief Legal Officer, reporting to John Jones, CEO.

The pertinent points of the offer are:

Start Date:	To be determined upon finalization of Sand Hill merger.

Salary:	$7,083.33 paid twice a month ($170,000 if annualized.)

Sign On Bonus:	$10,000 payable upon start date.

Bonus:	You will be eligible for the executive bonus program of 30% if quarterly company goals are met.

Stock Options:	As part of your employment offer, the Board of Directors will be petitioned to grant you the following incentive stock options:

Number of Shares: 50,000 (after merger options)

Vesting Schedule: 3 years per stock option plan

Benefits:	Current Benefits include medical, dental, life, and long-term disability insurance, voluntary vision, additional voluntary life, 401(k) program, holidays, educational reimbursement, and you will accrue 120 hours of PTO (Personal Time Off) during your first year of employment. All benefits are available the first day of the month following hire.

Employment Agreement

As a further condition of employment, you are required to read, sign and abide “Proprietary Information, Inventions, and Non-Solicitation Agreement”. You will also be asked to provide two Documents establishing your identity and work authorization (i.e. drivers’ license and social security card, birth certificate or passport) so that we can comply with the Immigration Reform and Control Act of 1986.

Employment At Will

If you accept this offer, your employment with St. Bernard Software will be considered employment at-will. This means that employment is for an unspecified duration and constitutes at-will employment within the meaning of California Labor Code Section 2922. Either party has the freedom to terminate the relationship at any time with or without cause or advance notice. No employee of St. Bernard, other than the President, has the authority to alter the at-will employment relationship.

To indicate your acceptance of this offer on the terms and conditions described in this letter, please sign and date this letter where indicated, fax a copy to 858-676-2228 no later than June 12, 2006.

Brad, we look forward to you joining St. Bernard Software and are excited about you joining our team. We look forward to welcoming you as a new and key member of St. Bernard Software’s Team and to creating a mutually successful and prosperous business relationship! If you have any questions, please feel free to contact me 858-524-2080. I will be very glad to assist you in any way.

Kind Regards,

Jeannie Moravits

Vice President, Human Resources

PLEASE SIGN AND RETURN THIS COMPLETE LETTER TO CONFIRM YOUR ACCEPTANCE OF THIS OFFER.

/s/ BRADFORD WELLER	6-12-2006
Bradford Weller	Date